UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MILLER INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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8503 Hilltop Drive,
Ooltewah, Tennessee 37363
(423) 238-4171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 26, 2006

The annual meeting of shareholders of Miller Industries, Inc. will be held at 9:00 a.m. (Eastern Time), on Friday, May 26, 2006, at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia, for the following purposes:

1.	to elect five (5) directors to hold office for a term of one (1) year or until their successors are duly elected and qualified; and

2.	to transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 13, 2006 are entitled to notice of and to vote at the annual meeting. Your attention is directed to the proxy statement accompanying this notice for a complete statement regarding matters to be acted upon at the annual meeting.

By order of the Board of Directors, /s/ Frank Madonia Frank Madonia Secretary

Atlanta, Georgia
April 21, 2006

We urge you to attend the Annual Meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid envelope. You may revoke the proxy at any time before it is voted.

TABLE OF CONTENTS
Page

GENERAL	1
VOTING PROCEDURES	1
PROPOSAL 1: ELECTION OF DIRECTORS	2
Introduction	2
Information Regarding Nominees	2
Independence, Board Meetings and Related Information	3
Committees of the Board of Directors	4
Director Nominations	4
Compensation of Directors	5
Certain Business Relationships and Related Transactions	5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	7
COMPENSATION OF EXECUTIVE OFFICERS	8
Summary Compensation Table	8
Option Grants and Exercises in Last Fiscal Year	8
Option Values as of December 31, 2005	9
Employment Contracts, Termination of Employment and Change-in-Control Arrangements	9
Compensation Committee Interlocks and Insider Participation	10
Compensation Committee Report on Executive Compensation	10
ACCOUNTING MATTERS	11
Audit Committee Report	11
Independent Public Accountants	12
CODE OF BUSINESS CONDUCT AND ETHICS	13
EQUITY COMPENSATION PLAN INFORMATION	13
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934	14
PERFORMANCE GRAPH	14
OTHER MATTERS	15
Deadline for Shareholder Proposals for 2007 Annual Meeting	15
Expenses of Solicitation	15

MILLER INDUSTRIES, INC.
8503 Hilltop Drive,
Ooltewah, Tennessee 37363
(423) 238-4171

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 26, 2006

GENERAL

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Miller Industries, Inc. (the “Company” or “Miller Industries”) for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia, on Friday, May 26, 2006, at 9:00 a.m. (Eastern Time), and any adjournments or postponements thereof. This proxy statement and the accompanying proxy card were first mailed to shareholders on or about April 26, 2006.

Only holders of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at the close of business on April 13, 2006 are entitled to vote at the Annual Meeting. On such date, the Company had issued and outstanding 11,347,636 shares of Common Stock.

VOTING PROCEDURES

A majority of shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum. Abstentions and “non-votes” will be counted for the purposes of determining a quorum. Each outstanding share of Common Stock is entitled to one vote.

The election of the nominees to the Board of Directors requires a plurality of the votes cast by holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting. Therefore, those nominees receiving the greatest number of votes at the Annual Meeting shall be deemed elected, even though such nominees may not receive a majority of the votes cast.

Abstentions and non-votes will not be considered in the election of the nominees to the Board of Directors, but will be treated as votes against any other proposals presented to the shareholders. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The Board of Directors has designated William G. Miller and Frank Madonia, and each or either of them, as proxies to vote the shares of Common Stock solicited on its behalf. A shareholder who signs and returns a proxy may revoke the proxy at any time before it has been exercised by: (i) attending the Annual Meeting, notifying the Secretary of the Company (or his delegate), and voting in person, (ii) filing with the Secretary of the Company a written revocation, or (iii) duly executing a proxy bearing a later date. Unless revoked, where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such direction. If no specification is made, such shares will be voted FOR the election of the five director nominees, and in the discretion of the proxy holders on any other matter that may properly come before the meeting.

The Board of Directors knows of no matters which are to be brought to a vote at the Annual Meeting, other than those set forth in the accompanying Notice of Annual Meeting. However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

PROPOSAL 1
ELECTION OF DIRECTORS

Introduction

Pursuant to the Company’s Charter and Bylaws, the Board of Directors has fixed the number of directors at five. The members of the Board of Directors comprise a single class, and at each annual meeting of shareholders all directors will be elected. The directors elected at the Annual Meeting will serve until the annual meeting of shareholders in 2007, or until their successors are duly elected and qualified. The Board of Directors may fill directorships resulting from vacancies, and may increase or decrease the number of directors to as many as fifteen or as few as three. Executive officers are appointed annually and serve at the discretion of the Board of Directors.

Upon the recommendation of the Nominating Committee, the Board of Directors has nominated Jeffrey I. Badgley, A. Russell Chandler, III, Paul E. Drack, William G. Miller and Richard H. Roberts, the current members of the Board, for re-election as directors. Each such nominee has consented to be named herein and to serve as a director, if elected.

Unless contrary instructions are received, shares of Common Stock represented by duly executed proxies will be voted in favor of the election of the five nominees named above to constitute the entire Board of Directors. The Board of Directors has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration.

The nominees for election will be elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each shareholder shall have one vote for each director for each share of Common Stock held by such shareholder.

Information concerning the nominees for election, based on data furnished by them, is set forth below. They are all now directors of the Company. The Board of Directors has determined that three of the five nominees are independent directors under the listing standards of the New York Stock Exchange (“NYSE”).

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES.

Information Regarding Nominees

Name of Director	Background Information
Jeffrey I. Badgley
Mr. Badgley, 54, has served as Co-Chief Executive Officer of the Company with William G. Miller since October 2003, as President of the Company since June 1996 and as a director since January 1996. Mr. Badgley served as Chief Executive Officer of the Company from November 1997 to October 2003. In June 1997, he was named Co-Chief Executive Officer of the Company, a title he shared with Mr. Miller until November 1997. Mr. Badgley served as Vice President of the Company from 1994 to 1996, and as Chief Operating Officer of the Company from June 1996 to June 1997. In addition, Mr. Badgley has served as President of Miller Industries Towing Equipment Inc. since 1996. Mr. Badgley served as Vice President—Sales of Miller Industries Towing Equipment Inc. from 1988 to 1996. He previously served as Vice President—Sales and Marketing of Challenger Wrecker Corporation (“Challenger Wrecker”), from 1982 until joining Miller Industries Towing Equipment Inc.

Name of Director	Background Information
A. Russell Chandler, III
Mr. Chandler, 61, has served as a director of the Company since April 1994. He currently serves as Chairman of Datapath, Inc., a company that builds mobile communications trailers for military application, and is founder and Chairman of Whitehall Group Ltd., a private investment firm based in Atlanta, Georgia. Mr. Chandler served as the Mayor of the Olympic Village for the Atlanta Committee for the Olympic Games from 1990 through August 1996. From 1987 to 1993, he served as Chairman of United Plastic Films, Inc., a manufacturer and distributor of plastic bags. He founded Qualicare, Inc., a hospital management company, in 1972 and served as President and Chief Executive Officer until its sale in 1983.

Paul E. Drack
Mr. Drack, 77, has served as a director of the Company since April 1994. Mr. Drack retired in December 1993 as President and Chief Operating Officer of AMAX Inc., positions he held since August 1991. From 1985 to 1991, Mr. Drack served in various capacities for operating subsidiaries of AMAX Inc. including Chairman, President and Chief Executive Officer of Alumax Inc. and President of Kawneer Company. He was a director of AMAX Inc. from 1988 to 1993. Prior to its acquisition by Cyprus Minerals in November 1993, AMAX Inc. was a producer of aluminum and manufactured aluminum products with interests in domestic energy and gold production.

William G. Miller
Mr. Miller, 59, has served as Chairman of the Board since April 1994 and Co-Chief Executive Officer of the Company since October 2003. Mr. Miller served as Chief Executive Officer of the Company from April 1994 until June 1997. In June 1997, he was named Co-Chief Executive Officer, a title he shared with Jeffrey I. Badgley until November 1997. Mr. Miller also served as President of the Company from April 1994 to June 1996. He served as Chairman of Miller Group, Inc., from August 1990 through May 1994, as its President from August 1990 to March 1993, and as its Chief Executive Officer from March 1993 until May 1994. Prior to 1987, Mr. Miller served in various management positions for Bendix Corporation, Neptune International Corporation, Wheelabrator-Frye Inc. and The Signal Companies, Inc.

Richard H. Roberts
Mr. Roberts, 51, has served as a director of the Company since April 1994. Mr. Roberts served as Senior Vice President, General Counsel and Secretary of Landair Transport, Inc. from July 1994 to November 2004, and from July 1994 until April 2003, Mr. Roberts served as Senior Vice President, General Counsel and Secretary of Forward Air Corporation. From May 1995 until May 2002 Mr. Roberts served as a director of Forward Air Corporation. Mr. Roberts also was a director of Landair Corporation from September 1998 until February 2003. Mr. Roberts was a partner in the law firm of Baker, Worthington, Crossley & Stansberry, counsel to the Company, from January 1991 to August 1994 and prior thereto was an associate of the firm.

Independence, Board Meetings, and Related Information

Independence

The Board of Directors has determined that a majority of the members of the Board of Directors are “independent”, as “independent” is defined under applicable federal securities laws and the listing standards of the NYSE. The “independent” directors are Messrs. Chandler, Drack and Roberts.

Meetings

The Board of Directors held seven meetings during 2005. All incumbent directors attended more than 75% of the meetings of the Board of Directors and the respective committees of which they are members. The non-management directors meet in executive session as a part of the meetings of the Audit Committee. The presiding director at those sessions is selected by the non-management directors on a meeting by meeting basis. The Company does not require its directors to attend its annual meeting of shareholders. In 2005, two of the Company’s five directors attended the annual meeting of shareholders.

Communication with Directors

Interested parties may communicate with a non-management director by mailing communication to the attention of that director at 8503 Hilltop Road, Ooltewah, Tennessee 37363.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation and Nominating Committees. Members of these committees are generally elected annually by the Board of Directors, but changes may be made at the Board of Directors’ discretion at any time. These committees operate pursuant to separate written charters adopted by the Board of Directors. These charters, along with the Company’s Corporate Governance Guidelines, are available on the Company’s website at www.millerind.com through the “Investor Relations” link. Copies of these charters and guidelines can also be obtained upon request from the Company’s Corporate Secretary.

Audit Committee

The Audit Committee is comprised of Messrs. Chandler, Drack and Roberts. The Board of Directors has determined that each of the members of the audit committee is “financially literate” within the meaning of the listing standards of the NYSE, and qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee recommends the appointment of independent public accountants, reviews the scope of audits proposed by the independent public accountants, reviews audit reports on various aspects of corporate operations, and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures, among other duties. The Audit Committee held six meetings during 2005. The report of the Audit Committee is included in this proxy statement beginning on page 11.

Compensation Committee

The Compensation Committee is comprised of Messrs. Chandler, Drack and Roberts. The Compensation Committee establishes, among other things, salaries, bonuses and other compensation for the Company’s officers, and administers the Company’s stock option and other employee benefit plans. The Compensation Committee held one meeting during 2005. The report of the Compensation Committee is included in this proxy statement beginning on page 10.

Nominating Committee

The Nominating Committee is comprised of Messrs. Chandler, Drack and Miller. The Nominating Committee was established to evaluate candidates for service as directors to the Company and to conduct the Board’s annual self-assessment process. The Nominating Committee will consider candidates recommended by shareholders. Shareholder recommendations must comply with the procedures for nominations set forth in Article I, Section 1.2, of the Company’s Bylaws. The Nominating Committee held one meeting during 2005.

Director Nominations

The Nominating Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board of Directors. These qualifications and characteristics may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and industry knowledge and experience. In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s Board and committee attendance, performance and length of Board service.

Compensation of Directors

The members of the Board of Directors who are employees of the Company do not receive additional compensation for Board or committee service. Non-employee directors receive annual compensation comprised of a cash component and an equity component. Under the cash component, each non-employee director receives an annual cash payment of $25,000 as compensation for service on the Board of Directors. Under the equity component, each director is entitled to an annual award under the Company’s Non-Employee Director Stock Plan, to be paid in fully-vested shares of Common Stock, equal to $25,000 divided by the closing price of the Common Stock on the first day of such year. Each of Messrs. Chandler, Drack and Roberts has been granted an aggregate of 12,578 shares of Common Stock under the terms of the Company’s Non-Employee Director Stock Plan for service from 2003 through 2005.

Certain Related Transactions and Business Relationships

On June 17, 2005, the Company entered into a Senior Credit Agreement with Wachovia Bank, National Association, for a new senior credit facility. Proceeds from this new senior credit facility were used to repay the lenders under the Company’s former senior credit facility, CIT Group/Business Credit, Inc. and William G. Miller, the Company’s Chairman of the Board and Co-Chief Executive Officer. In the transaction, CIT received $14.1 million and Mr. Miller received $12.0 million. As a result, effective June 17, 2005, the Company’s former senior credit facility was satisfied and terminated, and Mr. Miller ceased to hold any of the Company’s senior debt. This transaction was approved by the Company’s Audit Committee, as well as the full Board of Directors with Mr. Miller abstaining due to his personal interest in the transaction. The Company paid Mr. Miller approximately $664,000 in interest expense related to his portion of the former senior credit facility during 2005.

On May 31, 2005, Harbourside Investments, LLLP (“Harbourside”), which was at that time the lender under the Company’s junior credit facility, was dissolved. Harbourside was a limited liability limited partnership of which several of the Company’s executive officers and directors were partners. Specifically, William G. Miller was the general partner of, and controlled, Harbourside. Mr. Miller is the Company’s Chairman of the Board and Co-Chief Executive Officer, as well as the holder of approximately 14.4% of the Company’s outstanding Common Stock. In addition, Mr. Miller, Jeffrey I. Badgley, the Company’s President and Co-Chief Executive Officer, J. Vincent Mish, the Company’s Executive Vice President and Chief Financial Officer, and Frank Madonia, the Company’s Executive Vice President, Secretary and General Counsel, were limited partners in Harbourside. In connection with the dissolution of Harbourside, Mr. Miller, as successor lender agent to Harbourside, became the sole lender under the Company’s junior credit facility. In addition, upon dissolution, Harbourside distributed all of its shares of the Company’s Common Stock to its partners, including Messrs. Miller, Badgley, Mish and Madonia. As partners of Harbourside, in the distribution Messrs. Miller and Badgley each received 109,899 shares of Common Stock, and Messrs. Mish and Madonia each received 21,980 shares of Common Stock. The Company paid Harbourside approximately $211,000 in interest expense on the junior credit facility during 2005.

On June 17, 2005, the Company and Mr. Miller amended the Company’s junior credit facility to provide for a new term loan, made by Mr. Miller as sole lender and successor lender agent, in the principal amount of approximately $5.7 million. As a result, on June 17, 2005, the total outstanding principal amount of term loans under the Company’s junior credit facility was $10.0 million. This transaction was approved by the Company’s Audit Committee, as well as the full Board of Directors with Mr. Miller abstaining due to his personal interest in the transaction. The Company paid Mr. Miller approximately $415,000 in interest under its amended junior credit facility for 2005, and as of March 31, 2006 the Company’s debt under its junior credit facility was approximately $10.0 million. Approximately $77,000 is included in accrued liabilities for unpaid interest on the junior credit facility at December 31, 2005. The Company expects to continue to make payments under its junior credit facility during 2006, and may engage in such other transactions with Mr. Miller with respect thereto as may be related to Mr. Miller’s continuing ownership of the Company’s junior debt, including transactions that may result in a longer term or new junior credit facility.

In 2005, the son of William G. Miller, the Company’s Chairman of the Board and Co-Chief Executive Officer, was employed by the Company as a salesperson and received a salary and bonus of approximately $60,650 and sales commissions of approximately $139,000, which were based on the Company’s commission structure that is applicable to all its salespersons.

In October 2004, the Company began a project with DataPath, Inc (“DataPath”), a provider of satellite communications, to design, engineer and manufacture mobile communication trailers for military application. DataPath is a company in which Mr. Miller and A. Russell Chandler, III, one of the Company’s directors, hold a minority interest and on whose board they also serve. In the fourth quarter of 2004, and the first quarter of 2005, the Company manufactured mobile communication trailers for DataPath, and on March 30, 2005, the Company entered into a new agreement with DataPath calling for the Company to manufacture and sell to DataPath all of its requirements for this type of equipment during the five-year term of the agreement. Total revenue to the Company from its transactions with DataPath in 2005 was $23,727,000, and at December 31, 2005, approximately $2,311,000 was included in accounts receivable for amounts due from DataPath. Future revenues under this arrangement will depend on the number of mobile communications trailers ordered by DataPath from the Company. All these arrangements were approved by the disinterested members of the Company’s Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2006, certain information with respect to: (a) all shareholders known to be “beneficial owners” (as that term is defined in the rules of the Securities and Exchange Commission) of more than 5% of the Common Stock; and (b) the Common Stock “beneficially owned” (i) by each director or nominee for director, (ii) by the executive officers named in the Summary Compensation Table and (iii) by all executive officers and directors of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
William G. Miller 5025 Harrington Road Alpharetta, GA 30022	1,626,056 (3)	14.4%
Ashford Capital Management, Inc. P.O. Box 4172 Wilmington, DE 19807	1,750,000 (4)	15.5%
Hotchkiss and Wiley Capital Management, LLC 725 Figueroa Street, 39th Floor Los Angeles, CA 90017	909,578 (5)	8.0%
Scopia Management Inc. Matthew Sirovich Jeremy Mindich (6)	1,469,340 (6)	13.0%
Jeffrey I. Badgley	93,200 (7)	*
Frank Madonia	54,515 (8)	*
J. Vincent Mish	29,901 (9)	*
A. Russell Chandler, III	116,209 (10)	1.0%
Richard H. Roberts	49,950 (11)	*
Paul E. Drack	46,750 (11)	*
All Directors and Executive Officers as a Group (7 persons)	2,016,581 (12)	17.5%
____________________

*	Less than one percent.

(1)
Includes shares of Common Stock as to which the named person or entity has the right to acquire beneficial ownership within 60 days of March 31, 2006, through the exercise of any stock option or other right.

(2)
The percentage of beneficial ownership is based on 11,317,408 shares of Common Stock outstanding on March 31, 2006, and represents the percentage that the named person or entity would beneficially own if such person or entity, and only such person or entity, exercised all options and rights to acquire shares of Common Stock that are held by such person or entity and that are exercisable within 60 days of March 31, 2006.

(3)
As reported in an amendment to Schedule 13D filed with the SEC on June 1, 2005. Includes 109,288 shares held by the Miller Family Foundation, Inc., a Georgia non-profit corporation of which Mr. Miller is the sole director, and 2,800 shares held by Mr. Miller’s minor son.

(4)
As reported in an amendment to Schedule 13G filed with the SEC on February 14, 2006, by Ashford Capital Management, Inc., a registered investment adviser. Such shares of Common Stock are held in separate individual client accounts, two separate limited partnerships and eleven commingled funds.

(5)	As reported in a Schedule 13G filed with the SEC on February 14, 2006, by Hotchkis and Wiley Capital Management, LLC, a registered investment adviser.

(6)
As reported in an amendment to Schedule 13G filed with the SEC on February 14, 2006, Scopia Management Inc., a registered investment adviser and parent holding company (“Scopia Management”), and Matthew Sirovich and Jeremy Mindich, as control persons of Scopia Management. The address for Scopia Management and Messrs. Sirovich and Mindich is 450 Seventh Avenue, New York, NY 10123.

(7)	Includes 85,200 shares which are issuable pursuant to options which are exercisable within 60 days of March 31, 2006.

(8)	Includes 40,400 shares which are issuable pursuant to options which are exercisable within 60 days of March 31, 2006.

(9)	Includes 23,900 shares which are issuable pursuant to options which are exercisable within 60 days of March 31, 2006.

(10)
Includes 36,452 shares held by a limited partnership of which Mr. Chandler’s children are limited partners, and 29,847 shares held in trust for the benefit of Mr. Chandler’s children. Mr. Chandler disclaims beneficial ownership with respect to these shares.

(11)	Includes 32,748 shares which are issuable pursuant to options which are exercisable within 60 days of March 31, 2006.

(12)	Includes 214,996 shares which are issuable pursuant to options which are exercisable within 60 days of March 31, 2006.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information for the years ended December 31, 2005, 2004 and 2003 concerning compensation paid by the Company and its subsidiaries to the Company’s Chief Executive Officer and to each of the Company’s other most highly compensated executive officers as of December 31, 2005 who earned in excess of $100,000 in salary and bonus during the fiscal year 2005 (collectively, the “Named Executive Officers”).

		Annual Compensation (1)		Long-Term Compensation
				Awards
Name and Principal Position	Year	Salary	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($) (2)
William G. Miller	2005	$180,000	$-	-	$-
Chairman and Co-Chief	2004	180,000	-	-	-
Executive Officer	2003	180,000	-	-	-

Jeffrey I. Badgley	2005	$276,210	$30,500	-	$2,131
President and Co-Chief Executive	2004	276,210	-	100,000	2,081
Officer	2003	276,210	-	-	2,035

Frank Madonia	2005	$196,207	$20,500	-	$1,980
Executive Vice President,	2004	196,207	-	30,000	1,980
Secretary and General Counsel	2003	196,207	-	-	1,980

J. Vincent Mish	2005	$176,206	$20,500	-	$1,778
Executive Vice President and	2004	176,206	-	30,000	1,770
Chief Financial Officer	2003	176,206	-	-	1,770
____________________

(1)	Excludes perquisites and other personal benefits aggregating less than $50,000 or 10% of the Named Executive Officer’s annual salary and bonus.

(2)	Consists of a matching contribution made to the executive’s account in the Company’s 401(k) Plan.

Option Grants and Exercises in Last Fiscal Year

No stock options were granted to the Named Executive Officers during the year 2005.

Option Values as of December 31, 2005

The following table summarizes certain information regarding option values of the Named Executive Officers as of December 31, 2005.

	Number of Securities Underlying Unexercised Options At Fiscal Year-End (#)		Value of Unexercised In-The-Money Options At Fiscal Year-End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
William G. Miller	-	-	$-	$-
Jeffrey I. Badgley	60,200	75,000	467,340	898,500
Frank Madonia	32,900	22,500	198,940	269,550
J. Vincent Mish	16,400	22,500	198,940	269,550
____________________

(1)
As required by the rules of the SEC, the value of unexercised in-the-money options for the Common Stock is calculated based on the closing sale price on the NYSE as of December 30, 2005, which was $20.29 per share.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

In December 2002, the Company entered into an employment agreement with Mr. Mish. The employment agreement provides for a rolling three-year term, extended automatically as of each annual shareholders’ meeting such that the remaining term of the employment agreement is three years as of that date. Notwithstanding the foregoing, the term of the agreement ends on Mr. Mish’s 65th birthday. The employment agreement provides for a base salary of $175,000, subject to annual review by the Board of Directors. Additionally, Mr. Mish may participate in any bonus plans or other benefits generally available to executive officers of the Company. The Company may terminate Mr. Mish pursuant to this employment agreement for any reason upon written notice. However, if termination is for other than “just cause” (as defined in the employment agreement), 100% of Mr. Mish’s options on Company stock granted pursuant to the Company’s Stock Option and Incentive Plan will vest and become immediately exercisable, and the Company must pay Mr. Mish his current base salary plus bonuses and health and life insurance benefits for a period of three years, or until the end of the term of the employment agreement, whichever is shorter. Finally, the employment agreement also provides for non-competition and confidentiality during employment and for a period ending two years from termination or expiration of the employment agreement (or one year if termination occurs pursuant to a change in control).

In September 1998, the Company entered into employment agreements with Messrs. Badgley and Madonia. Each employment agreement provides for a rolling three-year term, extended automatically each day for an additional day such that the remaining term of each employment agreement is three years. However, on each individual’s 62nd birthday, the employment agreement ceases to extend automatically, and instead terminates three years from that date. The employment agreements provide for base salaries of $200,000 to Mr. Badgley, and $165,000 to Mr. Madonia, each subject to annual review by the Board of Directors. Additionally, each individual may participate in any bonus plans or other benefits generally available to executive officers of the Company. The Company may terminate Messrs. Badgley or Madonia pursuant to their respective employment agreements for any reason upon written notice. However, if termination is for other than “just cause” (as defined in the employment agreements), 100% of the terminated individual’s options on Company stock granted pursuant to the Company’s Stock Option and Incentive Plan will vest and become immediately exercisable, and the Company must pay the terminated individual his current base salary plus bonuses and health and life insurance benefits for a period of three years, or until the end of the term of the employment agreement, whichever is shorter. Finally, each employment agreement also provides for non-competition and confidentiality during employment and for a period ending two years from termination or expiration of the employment agreement (or one year if termination occurs pursuant to a change in control as defined in each individual’s change in control agreement described below).

In September 1998, the Company entered into change in control agreements with Messrs. Badgley and Madonia. Each change in control agreement provides for a rolling three-year term, extended automatically each day for an additional day such that the remaining term of each employment agreement is three years. However, on each individual’s 62nd birthday, the employment agreement ceases to extend automatically, and instead terminates three years from that date. Upon termination within 6 months prior to or 2 years after a change in control (as defined in each respective change in control agreement), Messrs. Badgley and Madonia are entitled to payment of then current salary, plus bonuses and incentives, and health and life insurance coverage for a period of three years following termination.

In July 1997, the Company entered into an employment agreement with Mr. Miller which provides for a base salary as agreed to by the Company and Mr. Miller from time to time, but which shall in any event be substantially the same as the base salary of the Chief Executive Officer of the Company unless Mr. Miller agrees to accept a lower salary. Mr. Miller also receives certain insurance and other benefits as are generally provided by the Company to its executive employees. Mr. Miller's employment agreement is for an indeterminate term and allows Mr. Miller to pursue other business related interests as long as they do not interfere with his duties for the Company. Employment may be terminated by either party upon three years written notice or for “cause,” as defined in the employment agreement. The agreement also provides for non-competition by Mr. Miller for a period ending three years from termination of the agreement if the agreement is terminated because of a breach by Mr. Miller.

Compensation Committee Interlocks and Insider Participation

During 2005, the Compensation Committee was comprised of Messrs. Chandler, Drack and Roberts, all of whom were non-employee, independent directors.

Compensation Committee Report on Executive Compensation

Overview. The objectives of the Company’s executive compensation program are to enhance the profitability of the Company, and thus shareholder value, by aligning executive compensation with the Company’s business goals and performance and by attracting, retaining and rewarding executive officers who contribute to the long-term success of the Company. The Company’s general policies on executive officer compensation are administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”); however, the Compensation Committee submits its determinations to the full Board of Directors for its comments and concurrence. It is the responsibility of the Compensation Committee to determine whether the Company’s executive compensation policies are reasonable and appropriate, meet the Company’s stated objectives on executive compensation and effectively serve the best interests of the Company and its shareholders.

In determining the compensation to be paid to the executive officers of the Company, the Compensation Committee considers the Company’s financial performance, its annual budget, its position within its industry sectors, its knowledge of compensation paid to executives of companies of comparable size and complexity, and the compensation policies of similar companies in its business sectors. In addition, the Compensation Committee considers the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, analytical skills, organization development, public affairs and civic involvement have been and will continue to be deemed to be important qualitative factors to take into account in considering levels of compensation.

Historically, the three components of executive officer compensation have been base salary, annual cash bonus and stock options. In addition to the Compensation Committee’s determinations on base salaries and bonuses, the Compensation Committee has administered the Company’s stock option plan, and made recommendations to the Board of Directors regarding the options to be granted to executive officers.

The following report sets forth the Company’s compensation policies for its Named Executive Officers in 2005 and describes the basis on which 2005 compensation determinations were made with respect to the Named Executive Officers.

Option Grants. Although in recent years options have not been granted to the Company’s executive officers, the Company historically has used grants of options to better align the interests of the Company’s officers and employees with the long-term interests of the Company and its shareholders. All options for the purchase of 500 or more shares generally vest in four equal annual installments, and all options for the purchase of fewer than 500 shares vest in two equal annual installments. All options are exercisable until the tenth anniversary of the grant date unless otherwise earlier terminated pursuant to the terms of the individual option agreement. In general, the Compensation Committee believes it is important for the non-executive officer employees of the Company to have a long-term equity interest in the Company. During 2005, the Company did not grant options to its executive officers or to its other employees under the Company’s 2005 Equity Incentive Plan.

Salaries and Bonus. During 2005, the Compensation Committee reviewed the salaries of all executive officers and the established levels of participation of those officers in the Company’s benefit plans. In its review, the Compensation Committee discussed the performance of the executive officers with Mr. Miller, one of the Company’s Co-Chief Executive Officers, and further considered the compensation packages, employment agreements (as applicable) and existing stock options (as applicable) of each officer and of the Co-Chief Executive Officers. The Committee’s review of executive officer compensation included consideration of individual performance and contribution to the Company, consideration of compensation paid to executive officers in companies of similar size in related industries, the financial performance of the Company, and other factors the Committee believed were relevant in making its determination. The Compensation Committee also approved the payment of cash bonuses in 2005 to Messrs. Badgley, Mish and Madonia in the amounts set forth in the Summary Compensation Table in respect of their performance and the performance of the Company.

Employment Agreements. Each of Messrs. Badgley, Miller, Madonia and Mish is a party to an employment agreement with the Company or a subsidiary of the Company, which is described above under the heading “Employment Contracts, Termination of Employment, Severance and Change in Control Arrangements”.

Federal Income Tax Deductibility Limitation on Executive Compensation. Section 162(m) of the Internal Revenue Code was enacted as part of the 1993 Omnibus Budget Reconciliation Act (“OBRA”) and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company’s Chief Executive Officer or any other of the four highest compensated officers. The Compensation Committee continues to analyze the potential impact of this limitation. Under the regulations and the transition rules, in 2005 executive compensation pursuant to the 2005 Equity Incentive Plan should be qualifying “performance based” compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, including base salary and cash bonuses, are not excluded from the limit. The Compensation Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the spread between present levels of executive officer compensation and the limit under the regulation. In any event, the Compensation Committee believes that performance based compensation is desirable and can be structured in a manner to qualify as performance based compensation under Section 162(m).

Paul E. Drack — A. Russell Chandler, III — Richard H. Roberts

ACCOUNTING MATTERS

Audit Committee Report

The Company’s Audit Committee is comprised of three independent members, as required by applicable listing standards of the NYSE. The Audit Committee acts pursuant to a written charter, which was amended and restated by the Board of Directors in February 2004. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent accountants, Joseph Decosimo and Company, PLLC, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent accountants. In addition, the Audit Committee has discussed with the Company’s independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect. In addition, the Audit Committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent accountants their independence. The Audit Committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining such accountants’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent”.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Paul E. Drack — A. Russell Chandler, III — Richard H. Roberts

Independent Public Accountants

General

Joseph Decosimo and Company, PLLC were the Company’s independent public accountants for 2005, and the Company anticipates that Joseph Decosimo and Company, PLLC will be retained as the Company’s independent public accountants for 2006. Representatives of Joseph Decosimo and Company, PLLC are expected to be present at the Annual Meeting, and will have the opportunity to make statements and to respond to appropriate questions.

The decision to engage Joseph Decosimo and Company, PLLC was made upon the recommendation of the Company’s Audit Committee and the approval of the Board of Directors. During 2004 and 2005, the Company has not consulted with Joseph Decosimo and Company, PLLC regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2)(i) and (ii).

Audit Fees

Joseph Decosimo and Company, PLLC billed fees of $185,000, and expects to bill up to an additional $90,000 in fees, for 2005, and billed $353,355 for 2004, for professional services rendered for the audit of the Company’s consolidated financial statements, the review of the Company’s Form 10-K and interim consolidated financial statements included within Forms 10-Q during such periods, and for the audit of management’s assessment of internal controls over financial reporting and the re-audit of the Company’s 2002 consolidated financial statements.

Audit-Related Fees

Joseph Decosimo and Company, PLLC did not perform any, or bill the Company for, assurance and related services related to the performance of the audit and review of financial statements for 2005 or 2004.

Tax Fees

Joseph Decosimo and Company, PLLC did not perform or bill the Company for any tax services in 2005. Joseph Decosimo and Company, PLLC billed the Company $30,000 for tax services during 2004 for foreign and state tax reviews.

All Other Fees

Joseph Decosimo and Company, PLLC did not perform or bill the Company for any other services during 2005 or 2004.

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors pre-approves all audit and non-audit services performed by the Company’s independent auditor. The Audit Committee specifically approves the annual audit services engagement. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers, and employees. A copy of the Code is available on the Company’s website at www.millerind.com through the “Investor Relations” link. A copy of the Code can also be obtained upon request from the Company’s Corporate Secretary.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth aggregate information as of December 31, 2005 about all of the Company’s compensation plans, including individual compensation arrangements, under which the Company’s equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	508,547 (1)	$17.32 (1)	See Note (2)
Equity compensation plans not approved by security holders	65,496 (3)	5.08 (3)	See Note (4)
____________________

(1)
Includes only options outstanding under the Company’s 1994 Stock Option Plan and 2005 Equity Incentive Plan. Does not include shares of common stock issued to non-employee directors under the Company’s Non-Employee Director Stock Plan, which shares are fully vested and exercisable upon issuance, or options outstanding under the Company’s former Non-Employee Director Stock Option Plan.

(2)
The 1994 Stock Option Plan expired in August 2004, therefore no securities are available for future issuance under this plan. Grants are made annually to non-employee directors under the Non-Employee Director Stock Plan, and the number of shares of common stock to be granted to each non-employee director for a particular year is determined by dividing $25,000 by the closing price of a share of the Company common stock on the first trading day of such year. Therefore, the number of securities remaining available for future issuance under the Non-Employee Director Stock Plan is not presently determinable.

(3)	Includes only options outstanding under the Company’s Non-Employee Director Stock Option Plan.

(4)
The Company’s Non-Employee Director Stock Option Plan was superseded by the Company’s Non-Employee Director Stock Plan, which was approved by the Company’s shareholders at the Company’s 2004 annual meeting. Therefore, no securities are available for future issuance under this plan.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission, the NYSE and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that, during 2005, each of Messrs. Chandler, Drack and Roberts filed one late report on Form 4 reflecting the receipt of stock under the Company’s Non-Employee Director Stock Plan, and the Company is not aware of any other filing delinquencies.

PERFORMANCE GRAPH

The following line graph compares the percentage change in the cumulative shareholder return of the Common Stock with The New York Stock Exchange Composite Index and the Standard & Poor’s Composite Index over the period of time from April 28, 2000 through December 30, 2005. The respective returns assume reinvestment of dividends paid.

	4/28/00	4/30/01	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
Miller Industries, Inc.	100	22	18	19	23	66	118
NYSE Composite Index(1)	100	99	92	73	95	106	114
S&P Construction Index(2)	100	95	122	103	176	212	244
____________________

(1)	The New York Stock Exchange revised the NYSE Composite Index as of December 31, 2002. The change recalibrated the base year as December 31, 2002.

(2)
For the year ended December 31, 2002, Standard & Poors transferred the Heavy Duty Trucks and Parts index, the index previously used by the Company, to the S&P 500 - Construction and Farm Machinery and Heavy Trucks Index. As a result, the Company has elected to use the S&P 500 - Construction and Farm Machinery and Heavy Trucks index in the above comparison.

OTHER MATTERS

Deadline for Shareholder Proposals for 2007 Annual Meeting

Any proposal intended to be presented for action at the 2007 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 31, 2006 in order for such proposal to be considered for inclusion in the Company’s proxy statement and proxy relating to that meeting. In addition, any proposal intended to be presented for action at the 2007 annual meeting of shareholders by any shareholder of the Company must be received by the Secretary of the Company no later than 60 days prior to that annual meeting (which deadline currently is expected to be March 26, 2007), otherwise proxies may be voted on such proposal at the discretion of the person or persons holding these proxies, whether or not the matter is included in the proxy statement. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Securities and Exchange Commission at the time in effect.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this proxy statement. The Company’s executive officers or employees, who will not receive compensation for their services other than their regular salaries, may solicit proxies personally or by telephone. The Company does not anticipate paying any other compensation to any other party for solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

A COPY OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS FOR 2005 IS ENCLOSED WITH THIS PROXY STATEMENT. COPIES OF EXHIBITS FILED WITH THE COMPANY’S ANNUAL REPORT FORM 10-K AND OTHER REPORTS OF THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE UPON WRITTEN REQUEST AT NO COST TO THE REQUESTING SHAREHOLDER. REQUESTS SHOULD BE MADE IN WRITING TO FRANK MADONIA, EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, MILLER INDUSTRIES, INC., 8503 HILLTOP DRIVE, OOLTEWAH, TENNESSEE 37363.

MILLER INDUSTRIES, INC.

This Proxy is Solicited by the Board of Directors for the
Annual Meeting of Shareholders to be Held on May 26, 2006

PROXY

The undersigned shareholder of Miller Industries, Inc. hereby constitutes and appoints William G. Miller and Frank Madonia, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of Common Stock of Miller Industries, Inc., at the Annual Meeting of the Shareholders to be held at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, on Friday, the 26thday of May, 2006, at 9:00 a.m., and at any and all adjournments thereof as follows:

1.	Election of Directors:

      NOMINEES: Jeffrey I. Badgley, A. Russell Chandler, III, Paul E. Drack, William G. Miller and Richard H. Roberts

          ☐    FOR all of the nominees listed above
          ☐    FOR all of the nominees listed above other than the following individual nominees

                Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.
                            _____________________________________________
                            _____________________________________________
                            _____________________________________________

                  ☐    WITHHOLD AUTHORITY to vote for all of the nominees listed above.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED.

2. Other Business:

For the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof.

It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 21, 2006 and the Proxy Statement furnished therewith.

Dated and signed ____________________, 2006.

(Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts each owner should sign. Corporations should sign their full corporate name by a duly authorized officer.)

This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to SunTrust Bank, Atlanta, P.O. Box 105649, Atlanta, Georgia 30348-9923, in the accompanying prepaid envelope.